Exhibit 3(a)(2)
                             ARTICLES SUPPLEMENTARY

                                       OF

                         THE BLACK & DECKER CORPORATION

         The  Black  &  Decker   Corporation,   a  Maryland   corporation   (the
"Corporation"), certifies as follows:

         FIRST: Pursuant to the authority granted to the Board of Directors of the Corporation by Article IV of the Charter of the Corporation, on July 17, 1997, the Board of Directors of the Corporation, reclassified 1,500,000 unissued shares of the Series A Junior Participating Preferred Stock of the Corporation as 1,500,000 shares of undesignated Series Preferred Stock.

         SECOND: Pursuant to the authority granted to the Board of Directors of the Corporation by Article IV of the Charter of the Corporation, on July 17, 1997, the Board of Directors of the Corporation, reclassified 150,000 unissued shares of the Series B Cumulative Convertible Preferred Stock of the Corporation as 150,000 shares of undesignated Series Preferred Stock.

         THIRD: In accordance with the provisions of Article IV of the Charter of the Corporation, the shares of Series Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors and on the terms and conditions designated by the Board of Directors, including terms, rights, restrictions and qualifications, and any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 17th day of July 1997, by its President who acknowledges that these Articles Supplementary are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.


ATTEST:                                  THE BLACK & DECKER CORPORATION


/s/Barbara B. Lucas_____                 By:/s/Nolan D. Archibald______(SEAL)
Barbara B. Lucas                              Nolan D. Archibald
Secretary                                     Chairman, President and
                                              Chief Executive Officer